Exhibit 99.1

DuPont Reports Fourth Quarter and Full Year 2023 Results
Announces New Share Repurchase Authorization and Quarterly Dividend Increase

Fourth Quarter 2023 Highlights

•Net Sales of $2.9 billion decreased 7%; organic sales decreased 10% versus year-ago period
•GAAP Loss from continuing operations of $(300) million, includes ~$800 million non-cash goodwill impairment charge; operating EBITDA of $715 million
•GAAP EPS from continuing operations of $(0.72); adjusted EPS of $0.87
•Cash provided by operating activities from continuing operations of $646 million; adjusted free cash flow of $501 million

Full Year 2023 Highlights

•Net Sales of $12.1 billion decreased 7%; organic sales decreased 6% versus prior year
•GAAP Income from continuing operations of $533 million; operating EBITDA of $2.9 billion
•GAAP EPS from continuing operations of $1.09; adjusted EPS of $3.48
•Cash provided by operating activities from continuing operations of $2.2 billion; adjusted free cash flow of $1.6 billion

Capital Allocation Updates

•Completed the $2 billion accelerated share repurchase transaction launched in September 2023
•Announces Board approval of new $1 billion share repurchase program authorization with intended $500 million accelerated share repurchase transaction to be launched imminently
•Announces Board declared the first quarter 2024 dividend, representing a 6% increase to quarterly dividend

WILMINGTON, Del., Feb. 6, 2024 - DuPont (NYSE: DD) announced its financial results(1) for the fourth quarter and full year ended December 31, 2023.

“In the face of inventory destocking that impacted many of our end-markets in 2023 and continued economic softness in China, our teams remained focused on sound operational execution and driving productivity and cost discipline,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “We delivered significant year-over-year cash flow improvement in 2023, including a strong fourth quarter finish, which underscores our ongoing prioritization of working capital management.”

“We continue to see demand stabilization within Semiconductor Technologies and Interconnect Solutions and we remain confident of a broad-based electronics materials recovery in 2024. We did, however, see incremental channel inventory destocking within our industrial-based businesses as we closed out 2023 and we are seeing similar trends continue as we enter 2024 with recovery timing expected to vary by end-market as the year progresses,” Breen added. “We remain confident in the through-cycle strength of our portfolio as our businesses are well-equipped to leverage market-leading positions and accelerate growth as inventories normalize and key end-markets recover.”

“We also continue to execute on our capital allocation strategy,” Breen continued. “Today we announced completion of the $2 billion accelerated share repurchase transaction launched last September, which completes our previous $5 billion share repurchase program announced in November 2022. We also announced authorization of a new $1 billion share repurchase program and a 6% increase to our quarterly dividend. These actions demonstrate our ongoing commitment to a balanced capital allocation approach focused on value creation for our shareholders.”

(1) Results and cash flows are presented on a continuing operations basis. See page 8 for further information, including the basis of presentation included in this release.
(2) Adjusted EPS, operating EBITDA, organic sales, adjusted free cash flow and adjusted free cash flow conversion are non-GAAP measures and only reflect continuing operations. See pages 9-10 for further discussion, including a definition of significant items. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 15 of this communication. Adjusted EPS outlook on page 6 assumes $1B share repurchase program is substantially complete by year-end 2024.
(3) Future dividends are at the discretion of the DuPont Board of Directors.

Fourth Quarter 2023 Results(1)

Dollars in millions, unless noted	4Q’23	4Q’22	Change vs. 4Q’22	Organic Sales (2) vs. 4Q’22
Net sales	$2,898	$3,104	(7)%	(10)%
GAAP (Loss) Income from continuing operations	$(300)	$105	(385)%
Operating EBITDA(2)	$715	$758	(6)%
Operating EBITDA(2) margin %	24.7%	24.4%	30 bps
GAAP EPS from continuing operations	$(0.72)	$0.20	(460)%
Adjusted EPS(2)	$0.87	$0.89	(2)%
Cash provided by operating activities – cont. ops.	$646	$185	249%
Adjusted free cash flow(2)	$501	$188	166%

Net sales
•Net sales decreased 7% as organic sales(2) decline of 10% was partially offset by favorable portfolio impact of 3%, primarily reflecting the August 1st acquisition of Spectrum.
•Organic sales(2) decline of 10% consisted of a 9% decrease in volume and a 1% decrease in price.
◦Lower volume was driven primarily by the impact of channel inventory destocking within Safety Solutions, most notably for medical packaging, and within Water Solutions mainly in China.
•15% organic sales(2) decline in Water & Protection; 7% organic sales(2) decline in Electronics & Industrial; 4% organic sales(2) decline in the retained businesses reported in Corporate.
•13% organic sales(2) decline in U.S. & Canada; 11% organic sales(2) decline in Asia Pacific; 9% organic sales(2) decline in EMEA.

GAAP Loss from continuing operations
•GAAP Loss from continuing operations compared to GAAP Income from continuing operations in the year-ago period resulted primarily due to a goodwill impairment charge partially offset by a tax benefit related to internal restructuring.

Goodwill Impairment
In connection with the preparation of year-end 2023 financial statements, driven by the continuation of a challenging macroeconomic environment primarily impacting construction markets, as well as incremental channel inventory destocking in medical packaging and industrial-based end-markets, DuPont identified a triggering event as of December 31, 2023 and performed an impairment analysis of the Protection reporting unit which consists of the Shelter Solutions and Safety Solutions lines of business within Water & Protection. The carrying value of the Protection reporting unit contains historical DuPont assets and liabilities that were measured at fair value in connection with the merger between Dow and DuPont, including the recognition of significant goodwill and intangible asset balances. Based on the analysis, DuPont recorded an $804 million non-cash goodwill impairment charge which is reflected in fourth quarter and full year 2023 GAAP earnings results.

Operating EBITDA(2)
•Operating EBITDA(2) decreased as volume declines and the impact of reduced production rates to better align inventory with demand were partially offset by lower input costs, certain discrete items which benefited earnings by about $40 million and the earnings contribution from the Spectrum acquisition.

Adjusted EPS(2)
•Adjusted EPS(2) decreased as lower segment earnings, foreign exchange losses led by devaluation of the Argentinian peso and higher depreciation more than offset the impact of a lower share count and a lower tax rate.

Cash provided by operating activities from continuing operations
•Cash provided by operating activities from continuing operations in the quarter of $646 million and capital expenditures of $145 million resulted in adjusted free cash flow(2) of $501 million. Adjusted free cash flow conversion(2) during the quarter was 133%.

Full Year 2023 Results(1)

Dollars in millions, unless noted	FY’23	FY’22	Change vs. FY’22	Organic Sales (2) vs. FY’22
Net sales	$12,068	$13,017	(7)%	(6)%
GAAP Income from continuing operations	$533	$1,061	(50)%
Operating EBITDA(2)	$2,942	$3,261	(10)%
Operating EBITDA(2) margin %	24.4%	25.1%	(70)bps
GAAP EPS from continuing operations	$1.09	$2.02	(46)%
Adjusted EPS(2)	$3.48	$3.41	2%
Cash provided by operating activities – cont. ops.	$2,191	$1,249	75%
Adjusted free cash flow(2)	$1,572	$750	110%

Net sales
•Net sales decreased 7% on organic sales(2) decline of 6% and a currency headwind of 1%.
•Organic sales(2) decline of 6% consisted of an 8% decrease in volume partially offset by a 2% increase in price.
•11% organic sales(2) decline in Electronics & Industrial; 4% organic sales(2) decline in Water & Protection; 3% organic sales(2) growth in the retained businesses reported in Corporate.
•11% organic sales(2) decline in Asia Pacific; 6% organic sales(2) decline in U.S. & Canada; 1% organic sales(2) decline in EMEA.

GAAP Income/GAAP EPS from continuing operations
•GAAP income/GAAP EPS from continuing operations decreased as a goodwill impairment charge and lower segment earnings more than offset a tax benefit related to internal restructuring, lower net interest expense and the impact of a lower share count.

Operating EBITDA(2)
•Operating EBITDA(2) decreased as volume declines and the impact of reduced production rates to better align inventory with demand were partially offset by the carryover impact of pricing actions and lower input costs.

Adjusted EPS(2)
•Adjusted EPS(2) increased as the impact of a lower share count and lower net interest expense more than offset lower segment earnings.

Cash provided by operating activities from continuing operations
•Cash provided by operating activities from continuing operations for the year of $2.2 billion and capital expenditures of $0.6 billion resulted in adjusted free cash flow(2) of $1.6 billion. Adjusted free cash flow conversion(2) for the year was 100%.

Share Repurchase

DuPont today announced completion of the $2 billion accelerated share repurchase (“ASR”) transaction launched in September 2023 which completes its $5 billion share repurchase program announced in November 2022. In connection with completion of the $2 billion ASR transaction, DuPont received and retired in the first quarter of 2024 an additional 6.7 million shares of its common stock. In total for the $2B ASR transaction, DuPont received and retired 27.9 million shares of its common stock.

Additionally, DuPont announced that its Board of Directors approved a new share repurchase program authorizing the repurchase and retirement of up to $1 billion of common stock (the “$1B Program”). DuPont intends to enter into ASR transactions under the $1B Program beginning with an ASR transaction expected to be launched imminently to repurchase in aggregate $500 million of common stock. DuPont expects to complete the $1B Program by the end of 2024.

Under the $1B Program, repurchases may be made from time to time on the open market at prevailing market prices or in privately negotiated transactions off market. The $1B Program terminates on June 30, 2025, unless extended or shortened by the Board of Directors. The timing and number of shares to be repurchased will depend on factors such as the share price, economic and market conditions, and corporate and regulatory requirements.

Quarterly Dividend
The Company today also announced that its Board of Directors has declared a first quarter dividend of $0.38 per share on its outstanding common stock, representing a 6% increase to its quarterly dividend(3), payable March 15, 2024, to holders of record at the close of business on February 29, 2024.

Segment Highlights

Fourth Quarter 2023

Electronics & Industrial

Dollars in millions, unless noted	4Q’23	4Q’22	Change vs. 4Q’22	Organic Sales(2) vs. 4Q’22
Net sales	$1,361	$1,343	1%	(7)%
Operating EBITDA	$378	$407	(7)%
Operating EBITDA margin %	27.8%	30.3%	(250) bps

Net sales
•Net sales increased 1% as favorable portfolio impact of 8% reflecting the Spectrum acquisition was offset by organic sales(2) decline of 7%.
•Organic sales(2) decline of 7% reflects a 5% decline in volume and a 2% decline in price.
◦Semiconductor Technologies sales down high-single digits on an organic basis resulting from a continuation of customer inventory destocking and reduced semiconductor fab utilization rates. Semiconductor Technologies sales increased 2% sequentially in the fourth quarter.
◦Interconnect Solutions sales down mid-single digits on an organic basis as low-single digit volume gains were more than offset by the impact of lower pass-through metals prices.
◦Industrial Solutions sales down mid-single digits on an organic basis due primarily to channel inventory destocking within biopharma markets and for semiconductor-related capex equipment, slightly offset by increased demand for OLED materials.

Operating EBITDA
•Operating EBITDA decreased due to volume declines and reduced production rates to better align inventory with demand, partly offset by earnings associated with Spectrum.

Water & Protection

Dollars in millions, unless noted	4Q’23	4Q’22	Change vs. 4Q’22	Organic Sales(2) vs. 4Q’22
Net sales	$1,277	$1,497	(15)%	(15)%
Operating EBITDA	$314	$360	(13)%
Operating EBITDA margin %	24.6%	24.0%	60 bps

Net sales
•Net sales decreased 15% due to lower volumes.
◦Safety Solutions sales down 20% on an organic(2) basis on volume declines driven mainly by channel inventory destocking, most notably for medical packaging products within healthcare markets.
◦Water Solutions sales down high-teens on an organic(2) basis driven by lower volumes resulting from distributor inventory destocking and weaker industrial demand in China.
◦Shelter Solutions sales down mid-single digits on an organic(2) basis, however, the year-over-year decline continues to improve and channel inventory destocking is complete.

Operating EBITDA
•Operating EBITDA decreased due to lower volumes and reduced production rates partially offset by the impact of lower input costs and certain discrete items of about $25 million which benefited earnings.

Full Year 2023
Electronics & Industrial

Dollars in millions, unless noted	FY’23	FY’22	Change vs. FY’22	Organic Sales(2) vs. FY’22
Net sales	$5,337	$5,917	(10)%	(11)%
Operating EBITDA	$1,472	$1,836	(20)%
Operating EBITDA margin %	27.6%	31.0%	(340) bps

Net sales
•Net sales decreased 10% as organic sales(2) decline of 11% and a currency headwind of 1% was slightly offset by favorable portfolio impact of 2%, primarily reflecting the Spectrum acquisition.
•Organic sales(2) decline of 11% reflects a decline in volume.
◦Semiconductor Technologies sales down mid-teens on an organic basis resulting from channel inventory destocking and reduced semiconductor fab utilization rates.
◦Interconnect Solutions sales down mid-teens on an organic basis driven by lower consumer electronics volumes and channel inventory destocking compared to the prior year, as well as the impact of lower pass-through metals prices.
◦Industrial Solutions sales down low-single digits on an organic basis due primarily to channel inventory destocking within biopharma markets and continued lower demand in electronics-related markets, slightly offset by increased demand for OLED materials.

Operating EBITDA
•Operating EBITDA decreased due to volume declines and reduced production rates to better align inventory with demand, slightly offset by contribution associated with Spectrum.

Water & Protection

Dollars in millions, unless noted	FY’23	FY’22	Change vs. FY’22	Organic Sales(2) vs. FY’22
Net sales	$5,633	$5,957	(5)%	(4)%
Operating EBITDA	$1,388	$1,431	(3)%
Operating EBITDA margin %	24.6%	24.0%	60 bps

Net sales
•Net sales decreased 5% due to organic sales(2) decline of 4% and a currency headwind of 1%.
•Organic sales(2) decline of 4% consists a 7% decline in volume partially offset by a 3% increase in price reflecting the carryover impact of actions taken in the prior year to offset inflation.
◦Shelter Solutions sales down high-single digits on an organic(2) basis.
◦Safety Solutions sales down mid-single digits on an organic(2) basis due to volume declines driven by channel inventory destocking.
◦Water Solutions sales down low-single digits on an organic(2) basis driven by lower volumes resulting distributor inventory destocking and weaker industrial demand in China.

Operating EBITDA
•Operating EBITDA decreased due to lower volumes, reduced production rates and currency headwinds partly offset by the impact of net pricing benefits.

2024 Financial Outlook

Dollars in millions, unless noted	1Q’24E	Full Year 2024E
Net sales	~$2,800	$11,900 - $12,300
Operating EBITDA(2)	~$610	$2,800 - $3,000
Adjusted EPS(2)	$0.63 - $0.65	$3.25 - $3.65

“Despite significant volume pressure in 2023, we maintained sound focus on the operational levers within our control, working to minimize margin impacts while driving substantial cash flow improvement versus last year,” said Lori Koch, Chief Financial Officer of DuPont. “In addition, we acted quickly in executing restructuring actions to reduce costs that we announced this past November and will begin to realize the associated savings later in the first quarter.”

“For the first quarter of 2024, we expect sequential sales and earnings decline from the fourth quarter driven by additional channel inventory destocking within our industrial-based businesses along with continued weak demand in China. We also note the absence of about $40 million of certain discrete items which benefited fourth quarter operating EBITDA,” Koch continued. “We expect sequential sales improvement and an approximate ten percent increase in operating EBITDA in the second quarter of 2024 from first quarter driven by some inventory destocking abatement, seasonality factors and realization of cost savings.”

“Our current expectation for full year 2024 forecasts a return to year-over-year sales and earnings growth in the second half driven by anticipated electronics market recovery, including improvement in semiconductor fab utilization rates, as well as improved orders within industrial markets as customer inventory levels normalize,” Koch concluded.

Conference Call
The Company will host a live webcast of its quarterly earnings conference call with investors to discuss its results and business outlook beginning today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

For further information contact: DuPont Investors: Chris Mecray chris.mecray@dupont.com +1 917-517-3388	Media: Dan Turner daniel.a.turner@dupont.com +1 302-299-7628

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
On November 1, 2022, DuPont completed the divestiture, previously announced on February 18, 2022, of the majority of the historical Mobility & Materials segment, including the Engineering Polymers business line and select product lines within the Advanced Solutions and Performance Resins business lines (the “M&M Divestiture”), to Celanese Corporation (“Celanese”). The Company also announced on February 18, 2022, that its Board of Directors approved the divestiture of the Delrin® acetal homopolymer (H-POM) business. On November 1, 2023, DuPont completed the divestiture of the Delrin® business to TJC LP, (the “Delrin® Divestiture” and together with the M&M Divestiture, the "M&M Divestitures”)

The results of operations for the three and twelve months ended December 31, 2023, present the financial results of the Delrin® Divestiture as discontinued operations. In the comparative periods, the results of operations for both the M&M Divestiture and the Delrin® Divestiture are presented as discontinued operations. Unless otherwise indicated, the discussion of results, including the financial measures further discussed below, refers only to DuPont's Continuing Operations and does not include discussion of balances or activity of the M&M Divestitures.

Cautionary Statement about Forward-looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," “stabilization,” “confident,” “preliminary,” “initial,” and similar expressions and variations or negatives of these words. All statements, other than statements of historical fact, are forward-looking statements, including statements regarding outlook.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties, and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the possibility that the Company may fail to realize the anticipated benefits of the $1 billion share repurchase program announced on February 6, 2024 and that the program may be suspended, discontinued or not completed prior to its termination on June 30, 2025; (ii) risks and uncertainties related to the settlement agreement concerning PFAS liabilities reached June 2023 with plaintiff water utilities by Chemours, Corteva, EIDP and DuPont, including timing of court approval; (iii) risks and costs related to each of the parties respective performance under and the impact of the arrangement to share future eligible PFAS costs by and between DuPont, Corteva and Chemours, including the outcome of any pending or future litigation related to PFAS or PFOA, including personal injury claims and natural resource damages claims; the extent and cost of ongoing remediation obligations and potential future remediation obligations; changes in laws and regulations applicable to PFAS chemicals; (iv) ability to achieve anticipated tax treatments in connection with completed and future, if any, divestitures, mergers, acquisitions and other portfolio changes actions and impact of changes in relevant tax and other laws; (v) indemnification of certain legacy liabilities; (vi) failure to realize expected benefits and effectively manage and achieve anticipated synergies and operational efficiencies in connection with completed and future, if any, divestitures, mergers, acquisitions, and other portfolio management, productivity and infrastructure actions; (vii) risks and uncertainties, including increased costs and the ability to obtain raw materials and meet customer needs from, among other events, pandemics and responsive actions; timing and recovery from demand declines in consumer-facing markets, including in China; adverse changes in worldwide economic, political, regulatory, international trade, geopolitical, capital markets and other external conditions; and other factors beyond the Company's control, including inflation, recession, military conflicts, natural and other disasters or weather related events, that impact the operations of the Company, its customers and/or suppliers; (viii) ability to offset increases in cost of inputs, including raw materials, energy and logistics; (ix) risks associated with demand and market conditions in the semiconductor industry and associated end markets, including from continuing or expanding trade disputes or restrictions, including on exports to China of U.S.-regulated products and technology; (x) risks, including ability to achieve, and costs associated with DuPont’s sustainability strategy including the actual conduct of the company’s activities and results thereof, and the development, implementation, achievement or continuation of any goal, program, policy or initiative discussed or expected; and (xi) other risks to DuPont's business and operations, including the risk of impairment; each as further discussed in DuPont’s most recent annual report and subsequent current and periodic reports filed with the U.S. Securities and Exchange Commission. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
Unless otherwise indicated, all financial metrics presented reflect continuing operations only.

This communication includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 15 and in the Reconciliation to Non-GAAP Measures on the Investors section of the Company's website. Non-GAAP measures included in this communication are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

Indirect costs, such as those related to corporate and shared service functions previously allocated to the M&M Divestitures, do not meet the criteria for discontinued operations and remain reported within continuing operations. A portion of these indirect costs include costs related to activities the Company is performing post-closing of the M&M Divestiture or will perform post-close of the Delrin Divestiture and for which it is/will be reimbursed (“Future Reimbursable Indirect Costs”). Future Reimbursable Indirect Costs are reported within continuing operations but are excluded from operating EBITDA as defined below. The remaining portion of these indirect costs is not subject to future reimbursement (“Stranded Costs”). Stranded Costs are reported within continuing operations in Corporate & Other and are included within Operating EBITDA.

Adjusted Earnings (formerly referred to as “Adjusted results”) is defined as income from continuing operations excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) credits / costs and Future Reimbursable Indirect Costs. Adjusted Earnings is the numerator used in the calculation of Adjusted EPS, as well as the denominator in the revised Adjusted Free Cash Flow Conversion definition discussed below.

Adjusted EPS is defined as Adjusted Earnings per common share - diluted. Management estimates amortization expense in 2024 associated with intangibles to be about $600 million on a pre-tax basis, or approximately $1.10 per share.

The Company's measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, and adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Operating EBITDA Margin is defined as Operating EBITDA divided by Net Sales.

Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

Adjusted Free Cash Flow is defined as cash provided by/used for operating activities from continuing operations less capital expenditures and excluding the impact of cash inflows/outflows that are unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business liquidity. As a result, adjusted free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company’s primary source of liquidity, cash provided by operating activities from continuing operations. Management believes adjusted free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company’s cash flow and financial performance, and it is an integral measure used in the Company’s financial planning process.

Beginning in the second quarter of 2023, the Company has segregated the cash flows from discontinued operations from the cash flows from continuing operations in accordance with ASC 230, Statement of Cash Flows. In connection with this change, the Company updated the definition of adjusted free cash flow to include only activities from continuing operations. The Company believes that excluding cash flows from discontinued operations provides the Company’s investors with better visibility into the underlying businesses cash generation for ongoing businesses. Adjusted Free Cash Flows has been recast for all periods to reflect the change in definition.

As previously disclosed, in connection with its earnings release for the third quarter of 2022, the Company updated the definition of adjusted free cash flow to exclude the impact of cash inflows/outflows that are of a certain magnitude, unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business liquidity. Therefore, adjustments to exclude the impact of cash inflows/outflows that are unusual in nature and/or infrequent in occurrence that neither relate to the ordinary course of the Company’s business nor reflect the Company’s underlying business liquidity are adjusted to the extent they relate to continuing operations. Management notes that for the three and twelve month periods ended December 31, 2023, there were no exclusions for items that are unusual in nature and/or infrequent in occurrence. For the three and twelve month periods ended December 31, 2022, there is an exclusion of $163 million related to the termination fee associated with the Terminated Intended Rogers Transaction which is considered by management to be unusual and infrequent in nature and occurrence.

Management uses Adjusted Free Cash Flow Conversion as an indicator of our ability to convert earnings to cash. The Company has updated its definition of Adjusted Free Cash Flow Conversion to Adjusted Free Cash Flow divided by Adjusted Earnings. Adjusted Earnings is also the existing income measure used within the calculation of Adjusted EPS (Non-GAAP). The previous definition of Adjusted free cash flow conversion was adjusted free cash flow from continuing operations divided by net income from continuing operations adjusted to exclude the after-tax impact of noncash impairment charges, gains or losses on divestitures and amortization expense of intangibles. Management believes the revised definition of adjusted free cash flow conversion provides more consistency across the inputs used in the calculation of performance metrics and better aligns with the segregation of continuing operations within our Statement of Cash Flows. For the three and twelve month periods ended December 31, 2023, the primary change in the calculation from the previous definition is the exclusion of a $324 million tax benefit due to an internal restructuring involving certain foreign subsidiaries which is a significant item recognized in the fourth quarter earnings of 2023. Adjusted free cash flow conversion has been recast for all periods to reflect the change in definition and there were no similar events of this magnitude in such periods. The information in Non-GAAP Measures starting on page 15 is based upon the current definition.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Net sales	$2,898	$3,104	$12,068	$13,017
Cost of sales	1,868	2,048	7,835	8,402
Research and development expenses	128	123	508	536
Selling, general and administrative expenses	350	337	1,408	1,467
Amortization of intangibles	152	143	600	590
Restructuring and asset related charges - net	107	54	146	155
Goodwill impairment charges	804	—	804	—
Acquisition, integration and separation costs	5	165	20	193
Equity in earnings of nonconsolidated affiliates	11	13	51	75
Sundry income (expense) - net	(10)	68	102	191
Interest expense	101	122	396	492
(Loss) Income from continuing operations before income taxes	(616)	193	504	1,448
(Benefit from) Provision for income taxes on continuing operations	(316)	88	(29)	387
(Loss) Income from continuing operations, net of tax	(300)	105	533	1,061
Income (loss) from discontinued operations, net of tax	286	4,133	(71)	4,856
Net (loss) income	(14)	4,238	462	5,917
Net income attributable to noncontrolling interests	8	12	39	49
Net (loss) income available for DuPont common stockholders	$(22)	$4,226	$423	$5,868

Per common share data:
(Loss) earnings per common share from continuing operations - basic	$(0.72)	$0.20	$1.10	$2.02
Earnings (loss) per common share from discontinued operations - basic	0.66	8.66	(0.16)	9.75
(Loss) earnings per common share - basic	$(0.05)	$8.85	$0.94	$11.77
(Loss) earnings per common share from continuing operations - diluted	$(0.72)	$0.20	$1.09	$2.02
Earnings (loss) per common share from discontinued operations - diluted	0.66	8.64	(0.16)	9.73
(Loss) earnings per common share - diluted	$(0.05)	$8.83	$0.94	$11.75

Weighted-average common shares outstanding - basic	430.3	477.3	449.9	498.5
Weighted-average common shares outstanding - diluted	430.3	478.4	451.2	499.4

DuPont de Nemours, Inc.
Consolidated Balance Sheets

(In millions, except share and per share amounts)	December 31, 2023	December 31, 2022
Assets
Current Assets
Cash and cash equivalents	$2,392	$3,662
Marketable securities	—	1,302
Restricted cash and cash equivalents	411	7
Accounts and notes receivable - net	2,370	2,518
Inventories	2,147	2,329
Prepaid and other current assets	194	161
Assets of discontinued operations	—	1,291
Total current assets	7,514	11,270
Property
Property, plant and equipment	10,725	10,179
Less: Accumulated depreciation	4,841	4,448
Property, plant and equipment - net	5,884	5,731
Other Assets
Goodwill	16,720	16,663
Other intangible assets	5,814	5,495
Restricted cash and cash equivalents - noncurrent	—	103
Investments and noncurrent receivables	1,071	733
Deferred income tax assets	312	109
Deferred charges and other assets	1,237	1,251
Total other assets	25,154	24,354
Total Assets	$38,552	$41,355
Liabilities and Equity
Current Liabilities
Short-term borrowings	$—	$300
Accounts payable	1,675	2,103
Income taxes payable	154	233
Accrued and other current liabilities	1,269	951
Liabilities of discontinued operations	—	146
Total current liabilities	3,098	3,733
Long-Term Debt	7,800	7,774
Other Noncurrent Liabilities
Deferred income tax liabilities	1,130	1,158
Pension and other post-employment benefits - noncurrent	565	522
Other noncurrent obligations	1,234	1,151
Total other noncurrent liabilities	2,929	2,831
Total Liabilities	13,827	14,338
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2023: 430,110,140 shares; 2022: 458,124,262 shares)	4	5
Additional paid-in capital	48,059	48,420
Accumulated deficit	(22,874)	(21,065)
Accumulated other comprehensive loss	(910)	(791)
Total DuPont stockholders' equity	24,279	26,569
Noncontrolling interests	446	448
Total equity	24,725	27,017
Total Liabilities and Equity	$38,552	$41,355

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Twelve Months Ended December 31,
	2023	2022
Operating Activities
Net income	$462	$5,917
(Loss) income from discontinued operations	(71)	4,856
Net income from continuing operations	$533	$1,061
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,147	1,135
Credit for deferred income tax and other tax related items	(381)	(157)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	20	36
Net periodic pension benefit cost	31	2
Periodic benefit plan contributions	(63)	(66)
Net gain on sales of assets, businesses and investments	(19)	(78)
Restructuring and asset related charges - net	146	155
Goodwill impairment charge	804	—
Other net loss	128	16
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	202	(79)
Inventories	227	(215)
Accounts payable	(310)	(138)
Other assets and liabilities, net	(274)	(423)
Cash provided by operating activities - continuing operations	2,191	1,249
Investing Activities
Capital expenditures	(619)	(662)
Proceeds from sales of property, businesses, and ownership interests in nonconsolidated affiliates, net of cash divested	1,244	10,951
Acquisitions of property and businesses, net of cash acquired	(1,761)	5
Purchases of investments	(32)	(1,317)
Proceeds from sales and maturities of investments	1,334	15
Other investing activities, net	6	12
Cash provided by investing activities - continuing operations	172	9,004
Financing Activities
Changes in short-term borrowings	—	(150)
Proceeds from credit facility	—	600
Repayment of credit facility	—	(600)
Payments on long-term debt	(300)	(2,500)
Purchases of common stock and forward contracts	(2,000)	(4,375)
Proceeds from issuance of Company stock	27	88
Employee taxes paid for share-based payment arrangements	(27)	(27)
Distributions to noncontrolling interests	(37)	(26)
Dividends paid to stockholders	(651)	(652)
Other financing activities, net	(1)	(4)
Cash used for financing activities - continuing operations	(2,989)	(7,646)
Cash Flows from Discontinued Operations
Cash used for operations - discontinued operations	(273)	(661)
Cash used for investing activities - discontinued operations	(33)	(81)
Cash used for financing activities - discontinued operations	—	(21)
Cash used in discontinued operations	(306)	(763)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(37)	(148)
(Decrease) increase in cash, cash equivalents and restricted cash	(969)	1,696
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	3,772	2,037
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	—	39
Cash, cash equivalents and restricted cash at beginning of period	3,772	2,076
Cash, cash equivalents and restricted cash from continuing operations, end of period	2,803	3,772
Cash, cash equivalents and restricted cash from discontinued operations, end of period	—	—
Cash, cash equivalents and restricted cash at end of period	$2,803	$3,772

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Electronics & Industrial	$1,361	$1,343	$5,337	$5,917
Water & Protection	1,277	1,497	5,633	5,957
Corporate & Other [1]	260	264	1,098	1,143
Total	$2,898	$3,104	$12,068	$13,017
U.S. & Canada	$1,024	$1,066	$4,185	$4,359
EMEA [2]	501	528	2,203	2,193
Asia Pacific[3]	1,246	1,400	5,191	6,022
Latin America	127	110	489	443
Total	$2,898	$3,104	$12,068	$13,017

Net Sales Variance by Segment and Geographic Region	Three Months Ended December 31, 2023
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio & Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	(2)%	(5)%	(7)%	—%	8%	1%
Water & Protection	—	(15)	(15)	—	—	(15)
Corporate & Other [1]	(3)	(1)	(4)	2	—	(2)
Total	(1)%	(9)%	(10)%	—%	3%	(7)%
U.S. & Canada	(1)%	(12)%	(13)%	—%	9%	(4)%
EMEA[2]	2	(11)	(9)	4	—	(5)
Asia Pacific[3]	(2)	(9)	(11)	—	—	(11)
Latin America	(2)	10	8	1	6	15
Total	(1)%	(9)%	(10)%	—%	3%	(7)%

Net Sales Variance by Segment and Geographic Region	Twelve Months Ended December 31, 2023
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio & Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	—%	(11)%	(11)%	(1)%	2%	(10)%
Water & Protection	3	(7)	(4)	(1)	—	(5)
Corporate & Other [1]	1	2	3	—	(7)	(4)
Total	2%	(8)%	(6)%	(1)%	—%	(7)%
U.S. & Canada	3%	(9)%	(6)%	—%	2%	(4)%
EMEA[2]	3	(4)	(1)	1	—	—
Asia Pacific[3]	—	(11)	(11)	(2)	(1)	(14)
Latin America	1	7	8	—	2	10
Total	2%	(8)%	(6)%	(1)%	—%	(7)%
1.Corporate & Other includes activities of the Retained Businesses and Biomaterials prior to its May 2022 divestiture.
2.Europe, Middle East and Africa.
3.Net sales attributed to China/Hong Kong, for the three months ended December 31, 2023 and 2022 were $537 million and $625 million, respectively, while for the twelve months ended December 31, 2023 and 2022 net sales attributed to China/Hong Kong were $2,206 million and $2,744 million, respectively.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Electronics & Industrial	$378	$407	$1,472	$1,836
Water & Protection	314	360	1,388	1,431
Corporate & Other [1]	23	(9)	82	(6)
Total	$715	$758	$2,942	$3,261
1. In addition to corporate expenses, Corporate & Other includes activities of the Retained Businesses and Biomaterials prior to its May 2022 divestiture.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Electronics & Industrial	$5	$5	$16	$31
Water & Protection	6	8	35	39
Corporate & Other [1]	—	—	—	5
Total equity earnings included in operating EBITDA (GAAP)	$11	$13	$51	$75
1. Corporate & Other includes activities of the Retained Businesses and Biomaterials prior to its May 2022 divestiture.

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
(Loss) income from continuing operations, net of tax (GAAP)	$(300)	$105	$533	$1,061
+ (Benefit from) Provision for income taxes on continuing operations	(316)	88	(29)	387
(Loss) income from continuing operations before income taxes	$(616)	$193	$504	$1,448
+ Depreciation and amortization	294	274	1,147	1,135
- Interest income [1]	23	42	155	50
+ Interest expense	101	121	396	486
'- Non-operating pension/OPEB benefit (costs) credits [1]	(2)	8	(9)	28
'- Foreign exchange (losses) gains, net [1]	(42)	6	(73)	15
+ Future reimbursable indirect costs	1	7	7	52
- Significant items (charge) benefit	(914)	(219)	(961)	(233)
Operating EBITDA (non-GAAP)	$715	$758	$2,942	$3,261
1.Included in "Sundry income (expense) - net."

Reconciliation of "Cash provided by operating activities - continuing operations" to "Adjusted free cash flow" [1] and calculation of "Adjusted free cash flow conversion"	Three Months Ended		Twelve Months Ended
In millions (Unaudited)	Dec 31, 2023	Dec 31, 2022	Dec 31, 2023	Dec 31, 2022
Cash provided by operating activities - continuing operations (GAAP) [2]	$646	$185	$2,191	$1,249
Capital expenditures	(145)	(160)	(619)	(662)
Rogers termination fee [3]	—	163	—	163
Adjusted free cash flow (non-GAAP)	$501	$188	$1,572	$750
Adjusted earnings[4] (non-GAAP)	$376	$425	$1,570	$1,702
Adjusted free cash flow conversion (non-GAAP)[5]	133%	44%	100%	44%
1.Adjusted free cash flow is calculated on a continuing operations basis for all periods presented. Refer to the definitions of Non-GAAP metrics on page 9-10 for additional information.
2.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities - continuing operations" for the twelve month periods noted.
3.Represents the termination fee associated with the Terminated Intended Rogers Transaction.
4.Refer to pages 16-17 for the Non-GAAP reconciliation of Net income from continuing operations available for DuPont common stockholders to Adjusted Earnings (Non-GAAP).
5.For the three and twelve month periods ended December 31, 2023, the primary change in the calculation from the previous definition is the exclusion of a $324 million tax benefit due to an internal restructuring involving certain foreign subsidiaries which is a significant item recognized in the fourth quarter earnings of 2023. Adjusted free cash flow conversion has been recast for all periods to reflect the change in definition and there were no similar events of this magnitude in such periods. Refer to the definitions on page 10 for further information.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended December 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported earnings (GAAP)	$(616)	$(308)	$(0.72)
Less: Significant items
Acquisition, integration and separation costs [4]	(5)	(4)	(0.01)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(107)	(81)	(0.19)	Restructuring and asset related charges - net
Goodwill impairment charges [6]	(804)	(804)	(1.86)	Goodwill impairment charges
Gain on divestiture	2	1	—	Sundry income (expense) - net
Income tax related item [7]	—	324	0.75	(Benefit from) provision for income taxes on continuing operation
Total significant items	$(914)	$(564)	$(1.31)
Less: Amortization of intangibles	(152)	(118)	(0.27)	Amortization of intangibles
Less: Non-op pension / OPEB benefit costs	(2)	(2)	(0.01)	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(1)	—	—	Selling, general and administrative expenses
Adjusted earnings (non-GAAP)	$453	$376	$0.87

Significant Items Impacting Results for the Three Months Ended December 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported earnings (GAAP)	$193	$94	$0.20
Less: Significant items
Acquisition, integration and separation costs [8]	(165)	(128)	(0.27)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(54)	(42)	(0.09)	Restructuring and asset related charges - net
Gain on divestiture [9]	1	1	—	Sundry income (expense) - net
Intended Rogers Acquisition financing fees [10]	(1)	(1)	—	Interest expense
Income tax related item	—	(51)	(0.10)	(Benefit from) provision for income taxes on continuing operation
Total significant items	$(219)	$(221)	$(0.46)
Less: Amortization of intangibles	(143)	(112)	(0.23)	Amortization of intangibles
Less: Non-op pension / OPEB benefit credits	8	7	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(7)	(5)	(0.01)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted earnings (non-GAAP)	$554	$425	$0.89
1.Income (loss) from continuing operations before income taxes.
2.Net income (loss) from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to the Spectrum Acquisition.
5.Includes restructuring actions and asset related charges.
6.Reflects a non-cash goodwill impairment charge in the Protection Reporting unit (aggregation of the Safety and Shelter businesses).
7.Reflects the global income tax impact of an internal restructuring involving certain foreign subsidiaries.
8.Acquisition, integration and separation costs primarily reflect the termination fee related to the Terminated Intended Rogers Acquisition.
9.Reflects a gain adjustment related to the historical sales of Solamet® and TCS/HSC reflected in Corporate & Other.
10.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into for the Terminated Intended Rogers Acquisition.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Twelve Months Ended December 31, 2023
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported earnings (GAAP)	$504	$494	$1.09
Less: Significant items
Acquisition, integration and separation costs [4]	(20)	(18)	(0.04)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(146)	(111)	(0.25)	Restructuring and asset related charges - net
Goodwill impairment charges [6]	(804)	(804)	(1.78)	Goodwill impairment charges
Gain on divestiture [7]	9	7	0.02	Sundry income (expense) - net
Income tax related item [8]	—	329	0.73	Provision for income taxes on continuing operations
Total significant items	$(961)	$(597)	$(1.32)
Less: Amortization of intangibles	(600)	(468)	(1.04)	Amortization of intangibles
Less: Non-op pension / OPEB benefit costs	(9)	(7)	(0.02)	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(7)	(4)	(0.01)	Selling, general and administrative expenses
Adjusted earnings (non-GAAP)	$2,081	$1,570	$3.48

Significant Items Impacting Results for the Twelve Months Ended December 31, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported earnings (GAAP)	$1,448	$1,008	$2.02
Less: Significant items
Acquisition, integration and separation costs [9]	(193)	(150)	(0.30)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(61)	(47)	(0.09)	Restructuring and asset related charges - net
Asset impairment charges [10]	(94)	(65)	(0.13)	Restructuring and asset related charges - net
Gain on divestitures [11]	69	61	0.12	Sundry income (expense) - net
Intended Rogers Acquisition financing fees [12]	(6)	(5)	(0.01)	Interest Expense
Income tax related item	—	(52)	(0.11)	(Benefit from) provision for income taxes on continuing operations
Employee Retention Credit [13]	52	40	0.08	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Total significant items	$(233)	$(218)	$(0.44)
Less: Amortization of intangibles	(590)	(459)	(0.92)	Amortization of intangibles
Less: Non-op pension / OPEB benefit credits	28	23	0.05	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(52)	(40)	(0.08)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted earnings (non-GAAP)	$2,295	$1,702	$3.41
1.Income (loss) from continuing operations before income taxes.
2.Net income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings (loss) per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to the Spectrum Acquisition.
5.Includes restructuring actions and asset related charges.
6.Reflects a non-cash goodwill impairment charge in the Protection Reporting unit (aggregation of the Safety and Shelter businesses).
7.Reflects post-closing adjustments related to previously divested businesses.
8.Reflects the global income tax impact of an internal restructuring involving certain foreign subsidiaries.
9.Acquisition, integration and separation costs primarily related to the Intended Rogers Acquisition and costs associated with the divestiture of the Biomaterials business unit.
10.Reflects a pre-tax impairment charge related to an equity method investment.
11.Reflects a gain adjustment primarily related to the historical sale of Biomaterials reflected in Corporate & Other.
12.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into for the Terminated Intended Rogers Acquisition.
13.Employee Retention Credit pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act as enhanced by the Consolidated Appropriations Act (“CAA”) and American Rescue Plan Act (“ARPA”).